Delisting Determination, The Nasdaq Stock Market, LLC, October 15, 2024. Kineta, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Kineta, Inc., effective at the opening of the trading session on October 25, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(b)(1).
The Company was notified of the Staff determination on September 10, 2024. The Company did not appeal the Staff determination to the Hearings Panel. The Company securities were suspended on September
19, 2024. The Staff determination to delist the Company securities became final on September 19, 2024.